Exhibit 10.1
CALLON PETROLEUM COMPANY
NONQUALIFIED STOCK OPTION AWARD AGREEMENT
     THIS NONQUALIFIED STOCK OPTION AWARD AGREEMENT (this “Agreement”) is entered into this 1st day of June, 2009, between Callon Petroleum Company, a Delaware corporation (the “Company”) and Steven B. Hinchman (“Grantee”), an employee of the Company. The Compensation Committee of the Company (the “Committee”) has this day authorized the grant of the option set forth below to Grantee.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties do hereby agree as follows:
     1. Grant of Option. Subject to all of the terms, conditions and provisions of this Agreement, the Company hereby grants to Grantee a nonqualified stock option (the “Option”) pursuant to which Grantee shall have the right and option to purchase from the Company all or any part of an aggregate of 500,000 shares of the common stock of the Company, $.01 par value per share (the “Common Stock”), which shares shall consist of authorized but unissued shares or issued shares reacquired by the Company. The Option is intended to comply with the provisions governing nonqualified stock options under the final Treasury Regulations issued on April 17, 2007, in order to exempt the Option from application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     2. Option Price. The option or purchase price payable by Grantee to the Company in exercise of the Option shall be $2.755 per share, being the average opening and closing price of the Common Stock of the Company on this date (the “Grant Date”). Upon exercise of the Option, the Grantee shall pay to the Company, in full, the option price for the shares of Common Stock issuable pursuant to such exercise with cash or Common Stock (valued at fair market value on the date of such exercise). For purposes of exercise of the Option, fair market value shall mean the closing price of the Common Stock of the Company on the date of exercise.
     3. Vesting. Subject to paragraphs (4), (5), (6), (7), (8), (9), and (10) hereof, Grantee shall be eligible to exercise that portion of the Option becoming vested pursuant to the vesting schedule set forth below:
(a)	166,666 of the gross option shares on such date that the Company’s Common Stock closes above $5.00 per share on the NYSE for a period of twenty (20) consecutive trading days;

(b)	166,667 of the gross option shares on such date that the Company’s Common Stock closes above $10.00 per share on the NYSE for a period of twenty (20) consecutive trading days; and

(c)	166,667 of the gross option shares on such date that the Company’s Common Stock closes above $15.00 per share on the NYSE for a period of twenty (20) consecutive trading days.

     4. Change in Control. Notwithstanding paragraph (3) hereof, upon a Change in Control, all unvested portions of the Option shall automatically vest. For purposes hereof, a “Change in Control” shall have occurred if any of the following occur:
(a)	Change in Ownership. A change in ownership of the Company occurs on the date that any “Person” (as defined in below), other than (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding stock pursuant to an offering of such stock, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Company’s stock. However, if any Person is considered to own already more than fifty percent (50%) of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change of Control; or

(b)	Change in Effective Control. Even though the Company may not have undergone a change in ownership under paragraph (a) above, a change in the effective control of the Company occurs on the date during any twelve (12) month period when a majority of members of the Board of Directors (the “Board”) is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)	Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) assets of the Company, that have a total gross fair market value equal to at least eighty percent (80%) of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. However, there is no Change in Control when there is such a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, through a transfer to (i) a shareholder of the Company

(immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (ii) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (iii) a Person that owns directly or indirectly, at least fifty percent (50%) of the total value or voting power of the Company’s outstanding stock; or (iv) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least fifty percent (50%) of the total value or voting power of the Company’s outstanding stock.
     For purposes of this paragraph (4),
(i)	“Person” shall have the meaning given in Section 7701(a)(1) of the Code. Person shall include more than one Person acting as a group as defined by the final Treasury Regulations issued under Section 409A of the Code.

(ii)	“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.
     The provisions of this paragraph (4) shall be interpreted in accordance with the requirements of the final Treasury Regulations issued under Section 409A of the Code, it being the intent of the parties that this paragraph (4) shall be in compliance with the requirements of said Section of the Code and said Regulations.
     5. Termination of Employment upon Death. Notwithstanding paragraph (3) hereof, in the event Grantee’s employment with the Company is terminated due to the death of Grantee, the Option granted pursuant to this Agreement shall be deemed to be one hundred percent (100%) vested on the date of death and may be exercised by Grantee’s estate, or by a person who acquires the right to exercise such Option by bequest or inheritance or by reason of the death of Grantee, provided that such option exercise occurs within the earlier of (i) the remaining term of the Option under paragraph (12), and (ii) one (1) year after Grantee’s death.
     6. Termination of Employment upon Disability or Retirement. Notwithstanding paragraph (3) hereof, in the event Grantee’s employment with the Company is terminated due to the Disability or Retirement of Grantee, all unvested portions of the Option granted pursuant to this Agreement shall automatically vest and become freely exercisable. For purposes hereof, “Disability” of Grantee shall be the physical or mental inability of Grantee to carry out the normal and usual duties of his employment on a full-time basis for an entire period of six (6) continuous months together with the reasonable likelihood as determined by the Board (excluding Grantee) of the Company that Grantee, upon the advice of a qualified physician, will be unable to carry out the normal and usual duties of his employment. For purposes hereof,

“Retirement” shall be the voluntary termination of employment from the Company on any date after Grantee attains the normal retirement age of seventy (70) years.
     7. Termination of Employment for Good Reason. Notwithstanding paragraph (3) hereof, in the event Grantee’s employment with the Company is terminated for Good Reason, all unvested portions of the Option shall automatically vest and shall be exercisable until the earlier of (a) the remaining term of the Option under paragraph (12), and (b) one (1) year following the effective date of termination. For purposes hereof, “Good Reason” shall mean: (i) Grantee is assigned any responsibilities or duties materially inconsistent with his position, duties, responsibilities and status with the Company as in effect at the date of this Agreement or subsequent thereto; or his title or offices as in effect at the date of this Agreement or as Grantee may be appointed or elected by the Chief Executive Officer or Board in the future are changed; or Grantee is required to report to or be directed by any person other than the Chief Executive Officer and the Board; (ii) there is a reduction in the salary of Grantee (as such salary shall have been increased from time to time) payable to Grantee; (iii) failure by the Company or any successor to the Company or its assets to continue to provide to Grantee any material benefit, bonus, profit sharing, incentive, remuneration or compensation plan, stock ownership or purchase plan, stock option plan, life insurance, disability plan, pension plan or retirement plan in which Grantee was entitled to participate in as at the date of this Agreement or subsequent thereto, or the taking by the Company of any action that materially and adversely affects Grantee’s participation in or materially reduces his rights or benefits under or pursuant to any such plan or the failure by the Company to increase or improve such rights or benefits on a basis consistent with practices in effect prior to the date of this Agreement or with practices implemented subsequent to the date of this Agreement with respect to the executive employees of the Company generally, whichever is more favorable to Grantee, but excluding such action that is required by law; (iv) without Grantee’s consent, the Company requires Grantee to relocate to any city or community other than one within a fifty (50) mile radius of Natchez, Mississippi or Houston, Texas, except for required travel on the Company’s business to an extent substantially consistent with Grantees’ business obligations under this Agreement; (v) a failure by the Company to comply with any material provision of this Agreement which has not been cured within ten (10) days after notice of such noncompliance has been given by Grantee to the Company; (vi) there is a Change in Control; or (vii) any purported termination of Grantee’s employment with the Company which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (11) hereof (and for purposes of this Agreement, no such purported termination shall be effective).
     8. Termination of Employment for Cause. Notwithstanding paragraph (3) hereof, if Grantee’s employment is terminated for “Cause,” upon written Notice of Termination for Cause given by the Company to Grantee, the Option granted hereunder shall terminate and Grantee shall no longer have the right and option to purchase from the Company any vested or unvested portion of the Option. As used herein, “Cause” shall mean any of the following events: (i) willful misconduct or intentional and continual neglect of duties which in the business judgment of the Board (excluding Grantee) has materially adversely affected the Company; provided, however, that Grantee shall have first received written notice from such Board advising Grantee of the acts or omissions that constitute the misconduct or neglect of duties, and such misconduct or neglect of duties continues after Grantee shall have had a reasonable opportunity to correct the same; (ii) the commission by Grantee of an act of fraud or embezzlement; (iii) the commission by Grantee of any other action with the intent to injure the Company; (iv) theft or conviction of a felony or any crime involving dishonesty or moral turpitude; (v) Grantee having misappropriated the property of the Company; (vi) Grantee having willfully violated any law or regulation relating to the business of the Company which results in material injury to the Company; or (vii) willful and continual failure or refusal to substantially perform employment duties (other than any such failure resulting from Grantee’s incapacity due to physical or mental illness); provided, however, that Grantee shall have first received written notice from the Board advising Grantee of the acts or omissions that constitute the failure or refusal to substantially perform duties, and such failure or refusal continues after Grantee shall have had a reasonable opportunity to correct the same. Termination for Cause shall require the vote of a majority of the members of the Company’s Board of Directors.
     For purposes of this paragraph, no act, or failure to act, on Grantee’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Grantee shall not be deemed to have been terminated for cause without (i) reasonable notice to Grantee setting forth the reasons for the Company’s intention to terminate for cause, (ii) an opportunity for Grantee, together with his counsel, to be heard before the Board, and (iii) delivery to Grantee of a Notice of Termination as defined in paragraph (11) hereof from the Board finding that in the good faith opinion of the Board, Grantee was guilty of conduct set forth above in clause (i), (ii), (iii), (iv), (v), (vi), or (vii) of the preceding paragraph, and specifying the particulars thereof in detail.
     9. Termination of Employment for Other Reasons. Notwithstanding paragraph (3) hereof, if the Grantee’s employment with the Company is terminated other than pursuant to paragraphs (5), (6), (7) or (8), all vested portions of the Option shall be exercisable until the earlier of (a) the expiration of the remaining term of the Option under paragraph (12), and (b) thirty (30) days of the date of termination. All unvested portions of the Option shall terminate at the date of termination.
     10. Termination of Employment. Notwithstanding paragraph (3) hereof, if Grantee’s employment with the Company is terminated other than pursuant to paragraphs (5), (6), or (7) hereof, all unvested portions of the Option granted hereunder shall be cancelled, shall not vest and shall be returned to the Company.
     11. Notice of Termination. Any termination of Grantee’s employment by the Company or by Grantee (other than termination pursuant to paragraph (5) above) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Grantee’s employment under the provision so indicated.
     12. Exercise Period/Term. Except as set forth in paragraphs (4), (5), (6), and (7), the Option shall become first exercisable according to the terms of paragraph (3) hereof. The Option may be exercised only if the Common Stock or other securities issuable upon such exercise are duly registered under the Securities Act of 1933 and applicable state securities laws, or unless the issuance is exempt from such registrations. Any portion of the Option that remains unexercised after the tenth (10th) anniversary of the grant shall expire.
     13. Manner of Exercise. Subject to such administrative regulations as the Board may from time to time adopt, the Option may be exercised by the delivery of written notice to the Board setting forth the number of shares of Common Stock with respect to which the Option is to be exercised, the date of exercise thereof (the “Exercise Date”), which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. On the Exercise Date, Grantee shall deliver to the Company consideration with a value equal to the total option price of the shares to be purchased, payable as follows: (a) cash, check, bank draft, or money order payable to the order of the Company; (b) Common Stock owned by Grantee on the Exercise Date, valued at its fair market value on the Exercise Date, and which Grantee has not acquired from the Company within six (6) months prior to the Exercise Date; and/or (c) in any other form of valid consideration that is acceptable to the Board in its sole discretion.
Upon payment of all amounts due from Grantee, the Company shall cause certificates for the optioned shares then being purchased to be delivered to Grantee at its principal business office within ten (10) business days after the Exercise Date.
If Grantee fails to pay for any of the optioned shares specified in such notice or fails to accept delivery thereof, then the Option, and right to purchase such optioned shares may be forfeited at the election, and in the sole discretion, of the Company.
     14. Who May Exercise. Subject to the terms and conditions set forth in paragraphs (5) and (6) above, the Option may be exercised only by Grantee, or by Grantee’s guardian or personal or legal representative, during the lifetime of the Grantee.
     15. No Fractional Shares. The Option may be exercised only with respect to full shares, and no fractional share of stock shall be issued.
     16. Adjustment of Number of Optioned Shares and Related Matters.

(a)	In the event of any change in the outstanding Common Stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Board in its sole discretion may appropriately adjust the number of shares of Common Stock subject to the Option, and any and all other matters deemed appropriate by the Board, including the option price and the types of securities subject to the Option.

(b)	The existence of this Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(c)	If, while the Option is outstanding, the Company shall effect a subdivision or consolidation of shares or other increase or reduction in the number of shares of the Common Stock outstanding without receiving compensation therefor in money, services or property, then, subject to the provisions, if any, in this Agreement (a) in the event of an increase in the number of such shares outstanding, the number of shares of Common Stock then subject to the Option hereunder shall be proportionately increased; and (b) in the event of a decrease in the number of such shares outstanding the number of shares then available for the Option hereunder shall be proportionately decreased.

(d)	After a merger of one or more corporations into the Company, or after a consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, Grantee shall, at no additional cost, be entitled upon exercise of the Option to receive (subject to any required action by stockholders) in lieu of the number of shares as to which the Option shall then be so exercisable, the number and class of shares of stock, other securities or consideration to which Grantee would have been entitled to receive pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, Grantee had been the holder of record of a number of shares of the Company equal to the number of shares as to which the Option had been exercisable.

(e)	If the Company has a Change in Control (as defined above) under circumstances where the Company is not the surviving corporation, while the Option remains outstanding and unexercised, then the Board may direct that any of the following shall occur:
(i)	If the successor entity is willing to assume the obligation to deliver shares of stock or other securities after the effective date of the Change in Control, Grantee shall be entitled to receive, upon the exercise of the Option and payment of the option price, in lieu of shares of Common Stock, such shares of stock or other securities as Grantee would have been entitled to receive had the Option been exercised immediately prior to the Change in Control, and the terms of the Option shall apply as nearly as practicable to the shares of stock or other securities purchasable upon exercise of the Option following such Change in Control;

(ii)	The Board may waive any limitations set forth in or imposed pursuant to this Agreement with respect to the Option such that the Option shall become exercisable prior to the record or effective date of such Change in Control; and/or

(iii)	The Board may cancel the Option as of the effective date of any such Change in Control provided that prior notice of such cancellation shall be given to Grantee at least thirty (30) days prior to the effective date of such Change in Control, and Grantee shall have the right to exercise the Option in full during a period of not less than thirty (30) days prior to the effective date of such Change in Control.
(f)	Except as herein provided, the issuance by the Company of Common Stock or any other shares of capital stock or securities convertible into shares of capital stock, for cash, property, labor done or other consideration, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then subject to the Option.
     17. No Employment Commitment. Grantee acknowledges that neither the grant of the Option nor the execution of this Agreement by the Company shall be interpreted or construed as imposing upon the Company an obligation to retain his services for any stated period of time, which employment shall continue to be at the pleasure of the Company at such compensation as it shall determine, unless otherwise provided in a written employment agreement.

     18. Non-Transferability. The Option granted hereunder is not transferable or assignable by Grantee except by will or the laws of descent and distribution.
     19. Grantee’s Agreement. Grantee expressly and specifically agrees that:
(a)	With respect to the calendar year in which any portion of the Option is exercised, Grantee shall include in his gross income for federal income tax purposes the amount, if any, by which the fair market value (as determined by the Board, in its sole discretion) of the stock issuable on the Exercise Date exceeds the option price; and

(b)	The grant of the Option is special incentive compensation which shall not be taken into account as “wages” or “salary” in determining the amount of payment or benefit to Grantee under any pension, thrift, stock or deferred compensation plan of the Company; and

(c)	On behalf of Grantee’s beneficiary, such grant shall not affect the amount of any life insurance coverage available to such beneficiary under any life insurance plan covering employees of the Company.
     20. Rights as Shareholder. Grantee will have no rights as a shareholder with respect to any shares covered by the Option until the issuance of a certificate or certificates to Grantee for the optioned shares. Grantee, by his execution of this Agreement, agrees to execute any documents requested by the Company in connection with the issuance of a certificate or certificates for the optioned shares. Except as otherwise provided in paragraph (16) hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.
     21. Grantee’s Representations. Notwithstanding any of the provisions hereof, Grantee hereby agrees that he will not exercise the Option granted hereby, and that the Company will not be obligated to issue any shares to Grantee hereunder, if the exercise thereof or the issuance of such shares shall constitute a violation by Grantee or the Company of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Company shall be final, binding, and conclusive. The obligations of the Company and the rights of Grantee are subject to all applicable laws, rules, and regulations.
     22. Grantee’s Acknowledgments. Grantee hereby accepts the Option subject to all the terms and provisions hereof. Grantee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under this Agreement.

     23. Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws rule or principle of Delaware law that might refer the governance, construction, or interpretation of this agreement to the laws of another state).
     24. Legal Construction. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by any arbitrator to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.
     25. Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that are set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of Grantee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.
     26. Entire Agreement. This Agreement supersedes any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement and that any agreement, statement or promise that is not contained in this Agreement shall not be valid or binding or of any force or effect.
     27. Parties Bound. The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.
     28. Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties.
     29. Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

     30. Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.
     31. Notice. Any notice or other communication required or given hereunder shall be in writing and shall be deemed to have been effectively given only if delivered personally or sent by certified or registered mail, postage prepaid, to the Company at its principal office and to Grantee at his address as listed on the Company’s records or to such other address as the parties shall designate in writing.
     32. Tax Requirements. The Company makes no commitment or guarantee that any federal, state or local, tax treatment, United States or foreign, will apply or be available to Grantee. Grantee is hereby advised to consult immediately with his own tax advisor regarding the tax consequences of this Agreement, including, without limitation, any possible tax consequences of this Agreement in connection with Section 409A of the Code. The Company shall have the power and the right to deduct or withhold, or require Grantee to remit to the Company, an amount sufficient to satisfy any federal, state, and local taxes, domestic or foreign, required by law or regulations to be withheld with respect to any taxable event arising in connection with the Option. With respect to tax withholding required upon the exercise of the Option, or upon any other taxable event arising as a result of the Option, Grantee may elect, subject to the approval of the Company in its discretion, to satisfy the withholding requirement, in whole or in part, by having the Company withhold the number of shares having a fair market value on the date the tax is to be determined equal to the minimum withholding taxes which could be imposed on the transaction, as determined by the Company. All such elections shall be made in writing, signed by Grantee, and shall be subject to any restrictions or limitations that the Company, in its discretion, deems appropriate. The Company, in its discretion, may require that any payments due under this paragraph (32) be made prior to the delivery of any certificate representing shares of Common Stock. The Company may, in its sole discretion, withhold any taxes due in connection with the Option from any other cash remuneration otherwise paid by the Company to Grantee.

IN WITNESS WHEREOF, this Agreement is executed and entered into effective on the day and year first above expressed.

ATTEST:		CALLON PETROLEUM COMPANY

By:	/s/ Robert A. Mayfield	By:	/s/ Fred L. Callon

	Robert A. Mayfield		Fred L. Callon
	Corporate Secretary		Chief Executive Officer

GRANTEE
/s/ Steven B. Hinchman
Steven B. Hinchman